Exhibit 99.1

News Release

Superior Industries Reports Fourth Quarter and

Full Year 2017 Financial Results

Full Year 2017 Highlights:

•	Unit shipments of 17.0 million compared to 12.3 million in 2016

•	Net sales of $1.1 billion compared to $733 million in 2016; Value-Added Sales of $617 million compared to $409 million in 2016

•	Value-Added Sales per wheel of $36.27 compared to $33.34 in 2016

•	Net loss of $6 million and earnings per diluted share of ($1.01), including the impact from acquisition-related items of $36 million, or $1.44 per diluted share, and impact from U.S. tax reform of $17 million, or $0.67 per diluted share

•	Adjusted EBITDA of $140 million compared to $89 million in 2016

•	Completed transformational acquisition of UNIWHEELS AG; growing customer base, increasing geographic breadth, and doubling innovation and technology capabilities

SOUTHFIELD, MICHIGAN – March 15, 2018 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today reported financial results for the fourth quarter and fiscal year ended December 31, 2017.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Units in Thousands)

	Units		Net Sales		Units		Net Sales
	4Q 2017	4Q 2016	4Q 2017	4Q 2016	FY 2017	FY 2016	FY 2017	FY 2016
North America	2,889	3,097	$191.2	$188.3	11,473	12,260	$732.5	$732.7
Europe	2,474	—	170.6	—	5,535	—	375.6	—

Global	5,363	3,097	$361.8	$188.3	17,008	12,260	$1,108.1	$732.7

	Valued-Added Sales (1)		Adjusted EBITDA (1)		Valued-Added Sales (1)		Adjusted EBITDA (1)
	4Q 2017	4Q 2016	4Q 2017	4Q 2016	FY 2017	FY 2016	FY 2017	FY 2016
North America	$99.3	$106.4	$21.0	$18.7	$390.2	$408.7	$79.1	$88.5
Europe	104.2	—	27.9	—	$226.6	—	61.0	—

Global	$203.5	$106.4	$48.9	$18.7	$616.8	$408.7	$140.1	$88.5

“2017 was a transformational year for Superior, as we established our company as one of the largest aluminum wheel suppliers globally through our acquisition of UNIWHEELS AG (“UNIWHEELS”), which changed the long-term trajectory of our business. Today, Superior is more diversified, by geography, customer and product, and is leveraging a common culture of innovation to capitalize on attractive secular trends,” commented Don Stebbins, President and

(1)	See “Non-GAAP Financial Information” below for a definition and reconciliation to the most comparable GAAP measure.

Chief Executive Officer. “In 2017, we increased Value-Added Sales by 51% and Adjusted EBITDA by 58% year-over-year. As we look forward, we see significant improvement opportunities ahead of us. We continue to make strides in building a best-in-class organization with a commitment to operational excellence and ongoing investment in new technology and capabilities in anticipation of our customers’ needs. We believe we are well positioned to drive increased value for all of our stakeholders.”

Fourth Quarter Results

As of December 31, 2017, Superior owned approximately 94.1% of UNIWHEELS’ outstanding shares of common stock. The Company’s results for the fourth quarter and full year 2017 are presented in accordance with GAAP and consolidate UNIWHEELS’ operations since June 1, 2017.

Wheel unit shipments were 5.4 million in the fourth quarter of 2017 versus 3.1 million units in the fourth quarter of 2016. The increase was driven by the addition of the Company’s European operations, partially offset by softness in the North American market compared to the prior year period.

Net sales for the fourth quarter of 2017 were $361.8 million, compared to net sales of $188.3 million in the fourth quarter of 2016. Value-Added Sales, a non-GAAP financial measure defined as net sales less pass-through charges, primarily for the value of aluminum, were $203.5 million for the fourth quarter of 2017 versus Value-Added Sales of $106.4 million in the fourth quarter of 2016. Value-Added Sales were favorably impacted by the addition of Superior’s European operations, partially offset by lower unit volumes in North America. In addition, for the fourth quarter of 2017, Value-Added Sales per wheel increased to $37.94 from $34.36 in the prior year period. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for the fourth quarter of 2017 was $39.7 million, compared to $18.0 million in the prior year period. The increase in gross profit was primarily driven by the addition of the Company’s European operations, offset slightly by the non-recurring effects of purchase accounting adjustments of $1.3 million related to the acquisition of UNIWHEELS as well as ongoing amortization of intangibles related to the acquisition.

Selling, general and administrative expenses for the fourth quarter of 2017 were $25.9 million compared to $6.9 million in the prior year period. The increase is due to the inclusion of Superior’s European operations, as well as costs related to the acquisition and integration totaling $7.2 million, and higher compensation expense in North America during the quarter.

Income from operations for the fourth quarter of 2017 was $13.8 million, which compares to income from operations of $11.1 million in the prior year period. Excluding the impact of acquisition and integration costs, fourth quarter 2017 income from operations would have been $22.3 million.

The provision for income taxes for the fourth quarter of 2017 was $11.7 million, which compares to a provision in the fourth quarter of 2016 of $3.8 million. The income tax expense in the fourth quarter of 2017 reflects the impact of the acquisition-related costs, blend of earnings and losses in various jurisdictions, and the negative impact from recent tax reform legislation of approximately $16.6 million.

For the fourth quarter of 2017, the Company reported a net loss attributable to Superior of $4.6 million. Earnings per diluted share, which includes the impact of preferred dividends and the ongoing accretion of the preferred shares, was ($0.50) for the fourth quarter. Net income for the quarter includes after-tax expense of $5.2 million, or $0.21 per diluted share, resulting from acquisition related items as well as a $16.6 million, or $0.67 per share, impact related to U.S. tax reform. Also, included in the impact of acquisition related items is the change in fair value of an embedded option related to the preferred shares. This embedded option is revalued on a quarterly basis and the change in value impacts net income. These results for the fourth quarter compare to $7.8 million of net income, or $0.31 per diluted share, in the fourth quarter of 2016. The decrease in net income is primarily due to increased interest and amortization expense.

Adjusted EBITDA, a non-GAAP financial measure, was $48.9 million, or 24.0% of Value-Added Sales, for the fourth quarter of 2017. This compares to $18.7 million, or 17.6% of Value-Added Sales, for the fourth quarter of 2016. The increase in Adjusted EBITDA as a percentage of Value-Added Sales was driven by the inclusion of the Company’s European operations in the quarter and better year-over-year performance in our North American operations. See “Non-GAAP Financial Information” below and the reconciliation of net income to Adjusted EBITDA in this press release.

Fourth Quarter Financial Position and Cash Flow

The Company reported cash generated from operating activities of $46.5 million in the fourth quarter of 2017 compared to $39.2 million in the prior year period. The increase was primarily driven by working capital improvements and the addition of the Company’s European operations, partially offset by costs related to the acquisition.

During the fourth quarter of 2017, Superior acquired additional UNIWHEELS shares for $5.5 million, increasing the Company’s ownership of UNIWHEELS from 93.5% to 94.1%.

Also, during the quarter, the Company paid cash dividends totaling $6.1 million.

Full Year 2017 Results

Wheel unit shipments were 17.0 million for 2017, compared to unit shipments of 12.3 million in 2016.

Net sales for 2017 were $1,108.1 million, compared to net sales of $732.7 million in 2016. Value-Added Sales were $616.8 million for 2017 versus Value-Added Sales of $408.7 million in 2016. See “Non-GAAP Financial Information” below and the reconciliation of consolidated net sales to Value-Added Sales in this press release.

Gross profit for 2017 was $102.9 million compared to $86.2 million in the prior year. The increase in gross profit was driven by the addition of the Company’s European operations, offset partially by the non-recurring effects of purchase accounting adjustments of $12.1 million related to the acquisition of UNIWHEELS as well as ongoing amortization of intangibles related to the acquisition.

Selling, general and administrative expenses for 2017 were $81.4 million compared to $31.6 million in the prior year period. The increase is due to the inclusion of seven months of Superior’s European operations, as well as costs related to the acquisition and integration totaling $32.1 million. Excluding the acquisition and integration costs, selling, general and administrative expenses would have been 4.4% of net sales in 2017, which compares to 4.3% in the prior year.

Income from operations for 2017 was $21.5 million compared to income from operations of $54.6 million in the prior year. Excluding the previously mentioned acquisition-related impacts on gross profit and selling, general, and administrative expense, income from operations for 2017 would have been $65.7 million.

The income tax provision for 2017 was $6.9 million. This compares to a provision for income taxes of $13.3 million for the prior year. The income tax expense in the year reflects the impact of the acquisition-related costs, blend of earnings and losses in various jurisdictions, and the negative impact from recent tax reform legislation of approximately $16.6 million.

For 2017, the Company reported a net loss attributable to Superior of $6.2 million. Earnings per diluted share, which includes the impact of preferred dividends and the ongoing accretion of the preferred shares, was ($1.01) for 2017. Net income for the year includes after-tax expense of $35.9 million, or $1.44 per diluted share, related to acquisition related items, as well as a $16.6 million, or $0.67 per share, impact related to U.S. tax reform. Included in the impact of acquisition related items is the change in fair value of an embedded option related to the preferred shares as discussed above. These results compare to $41.4 million of net income, or $1.62 per diluted share, in 2016.

Adjusted EBITDA, a non-GAAP financial measure, was $140.1 million, or 22.7% of Value-Added Sales, in 2017, which compares to $88.5 million, or 21.7% of Value-Added Sales, in 2016. The increase in Adjusted EBITDA as a percentage of Value-Added Sales was driven by the addition of the Company’s European operations. See “Non-GAAP Financial Information” below and the reconciliation of net income to Adjusted EBITDA in this press release.

2018 Outlook

Based on current economic trends and industry outlook, Superior is reaffirming its full year 2018 Outlook provided on January 17, 2018 as follows:

•	Superior expects net sales to be in the range of $1.45 billion to $1.50 billion, driven by unit shipments of 21.25 million to 21.6 million.

•	Value-Added Sales is expected to be in the range of $800 million to $835 million. Value-Added Sales are defined as net sales less pass-through charges, primarily for the value of aluminum.

•	Adjusted EBITDA is expected to be in the range of $185 million to $200 million.

•	Capital expenditures are expected to be approximately $95 million.

•	Cash flow from operations is expected to be between $160 million and $180 million.

•	Effective Tax Rate is expected to be between 10% to 15%.

Value-Added Sales and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Information.” In reliance on the safe harbor provided under Item 10(e) of Regulation S-K, Superior has not quantitatively reconciled differences between Adjusted EBITDA presented in the 2018 Outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts that would be required to be included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be material.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Thursday, March 15, 2018. The conference call may be accessed by dialing (888) 882-4478 for participants in the U.S./Canada or +1 (323) 701-0226 for participants outside the U.S./Canada using the required conference ID 2730969. The live conference call can also be accessed by logging into the Company’s website at www.supind.com or by clicking this link: earning call webcast. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer, and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS, RIAL, ALUTEC, and ANZIO.

Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, please visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which Superior has defined as earnings before interest, income taxes, depreciation, amortization, restructuring charges, plant closure costs, acquisition and integration costs, and impairments of long-lived assets and investments, and “Value-Added Sales,” which Superior defines as net sales less pass-through charges primarily for the value of aluminum. Adjusted EBITDA as a percentage of Value-Added Sales is a key measure that is not calculated in accordance with GAAP. Adjusted EBITDA as a percentage of Value-Added Sales is defined as Adjusted EBITDA divided by Value-Added Sales. See the Non-GAAP Financial Measures section of the financial tables in this press release for a reconciliation of Adjusted EBITDA and Value-Added Sales for the most comparable GAAP measures.

Management believes the non-GAAP financial measures discussed in this press release are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of Adjusted EBITDA and Value-Added Sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2018 Outlook included herein, the Company’s ability to integrate its operations with UNIWHEELS, and the Company’s strategic and operational initiatives, product mix and overall cost improvement and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 25, 2016, Quarterly Report on Form 10-Q for the quarter ended October 1, 2017 and other reports from time to time filed with the Securities and Exchange Commission, including the Company’s forthcoming Annual Report on Form 10-K for the year ended December 31, 2017. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contacts:

Superior Investor Relations

Troy Ford

(248) 234-7104

Investor.Relations@supind.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months		Twelve Months
	4Q 2017	4Q 2016	FY 2017	FY 2016
Net Sales	$361.8	$188.3	$1,108.1	$732.7
Cost of Sales	322.1	170.4	1,005.2	646.5

Gross Profit	$39.7	$18.0	$102.9	$86.2
SG&A	25.9	6.9	81.4	31.6

Income From Operations	$13.8	$11.1	$21.5	$54.6
Interest (Expense) Income, net	(11.6)	0.1	(40.0)	0.2
Other income (Expense), net	3.0	0.4	13.2	(0.1)
Change in Fair Value of Preferred Derivative	2.1	0.0	6.2	0.0

Income Before Income Taxes	$7.3	$11.5	$0.9	$54.7
Income Tax Provision	(11.7)	(3.8)	(6.9)	(13.3)

Consolidated Net (Loss) Income	$(4.4)	$7.8	$(6.0)	$41.4

Less: Net loss attributable to non-controlling interest	(0.2)	—	(0.2)	—

Net (Loss) Income Attributable to Superior	$(4.6)	$7.8	$(6.2)	$41.4

(Loss) Earnings Per Share:
Basic	$(0.50)	$0.31	$(1.01)	$1.63
Diluted	$(0.50)	$0.31	$(1.01)	$1.62
Weighted Average and Equivalent Shares Outstanding for EPS (in Thousands):
Basic	24,901	25,302	24,929	25,439
Diluted	24,901	25,428	24,929	25,539

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	FY 2017	FY 2016
Current Assets	$417.4	$254.1
Property, Plant and Equipment, net	536.7	227.4
Investments and Other Assets	597.2	61.3

Total Assets	$1,551.3	$542.8

Current Liabilities	$195.1	$86.0
Long-Term Liabilities	765.9	58.6
Redeemable Preferred Shares	144.7	—
Total Shareholders’ Equity	445.7	398.2

Total Liabilities and Shareholders’ Equity	$1,551.3	$542.8

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Earnings Per Share Calculation (Unaudited)

(Dollars and Shares in Millions)

	Three Months		Twelve Months
	4Q 2017	4Q 2016	FY 2017	FY 2016
Basic EPS Calculation
Net (Loss) Income Attributable to Superior	$(4.6)	$7.8	$(6.2)	$41.4
Less: Accretion of preferred stock	(4.1)	—	(9.3)	—
Less: Redeemable preferred stock dividends	(3.8)	—	(9.6)	—

Numerator	$(12.5)	$7.8	$(25.1)	$41.4
Denominator: Weighted avg shares outstanding	24.9	25.3	24.9	25.4

Basic (loss) income per share	$(0.50)	$0.31	$(1.01)	$1.63

Diluted EPS Calculation
Net (Loss) Income Attributable to Superior	$(4.6)	$7.8	$(6.2)	$41.4
Less: Accretion of preferred stock	(4.1)	—	(9.3)	—
Less: Redeemable preferred stock dividends	(3.8)	—	(9.6)	—

Numerator	$(12.5)	$7.8	$(25.1)	$41.4
Weighted avg shares outstanding-Basic	24.9	25.3	24.9	25.4
Dilutive stock options and restricted stock units	0.0	0.1	0.0	0.1

Denominator: Weighted avg shares outstanding	24.9	25.4	24.9	25.5
Diluted (loss) income per share	$(0.50)	$0.31	$(1.01)	$1.62

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Value Added Sales	Three Months		Twelve Months
	4Q 2017	4Q 2016	FY 2017	FY 2016
Net Sales	$361.8	$188.3	$1,108.1	$732.7
Less:
Aluminum Value and Outside Service Provider Costs	(158.4)	(82.0)	(491.3)	(324.0)

Value Added Sales	$203.5	$106.4	$616.8	$408.7

Value-Added Sales is a key measure that is not calculated according to GAAP. Value-Added Sales represent net sales less the value of aluminum and services provided by outside service providers (OSPs) that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and OSP costs; therefore, fluctuations in the underlying aluminum price and the use of OSPs generally do not directly impact our profitability. Accordingly, Value-Added Sales is worthy of being highlighted for the benefit of readers of our financial statements. Our intent is to allow readers of the financial statements to consider our net sales information both with and without the aluminum and OSP cost components thereof.

Adjusted EBITDA	Three Months		Twelve Months
	4Q 2017	4Q 2016	FY 2017	FY 2016
Consolidated Net (Loss) Income	$(4.4)	$7.8	$(6.0)	$41.4
Adjusting Items:
- Interest Expense (Income), net	11.6	(0.1)	40.0	(0.2)
- Income Tax Provision	11.7	3.8	6.9	13.3
- Depreciation	17.4	8.4	54.2	34.3
- Amortization	6.1	—	15.2	—
- Inventory Step-up	1.3	—	12.1	—
- M&A and Integration Costs	7.2	—	32.1	—
- Foreign Exchange M&A Gains	0.0	—	(8.2)	—
- Change in Fair Value of Preferred Derivative	(2.1)	—	(6.2)	—
- Closure Costs (Excluding Accelerated Depreciation)	0.0	0.2	0.1	1.2
- Gain on sale of facility	—	(1.4)	—	(1.4)

	$53.3	$10.9	$146.1	$47.1

Adjusted EBITDA	$48.9	$18.7	$140.1	$88.5

Adjusted EBITDA is a key measure that is not calculated according to GAAP. Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation, amortization, acquisition support costs, closure costs and impairments of long-lived assets and investments. We use Adjusted EBITDA as an important indicator of the operating performance of our business. Adjusted EBITDA is used in our internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe the Adjusted EBITDA financial measure assists in providing a more complete understanding of our underlying operational measures to manage our business, to evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Impact of Acquisition-related Costs on EPS (Unaudited)

(Dollars in Millions, except EPS amounts)

	Q4 2017 Before Tax Net Income Impact	FY 2017 Before Tax Net Income Impact	Location on Income Statement
Inventory Step-up	$(1.3)	$(12.1)	Cost of Sales
M&A and Integration costs	(7.2)	(32.1)	SG&A

Impact on Income from Operations	$(8.5)	$(44.2)
Non-recurring Interest	$—	$(12.2)	Interest
Foreign Exchange M&A Gains	—	8.2	Other Income
Change in Fair Value of Preferred Derivative	2.1	6.2	Other Income

Total Impact	$(6.4)	$(42.0)
After Tax Net Income Impact	$(5.2)	$(35.9)
Impact to Earnings Per Share	$(0.21)	$(1.44)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures (Unaudited)

(Dollars in Millions)

Outlook for Full Year 2018 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,450.0	$1,500.0
Less:
Aluminum Value and Outside Service Provider Costs	(650.0)	(665.0)

Value-Added Sales Outlook	$800.0	$835.0

Value-Added Sales is a key measure that is not calculated according to GAAP. Value-Added Sales represents net sales less the value of aluminum and services provided by OSPs that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and OSP costs; therefore, fluctuations in the underlying aluminum price and the use of OSPs generally do not directly impact our profitability. Accordingly, Value-Added Sales is worthy of being highlighted for the benefit of readers of our financial statements. Our intent is to allow readers of the financial statements to consider our net sales information both with and without the aluminum and OSP cost components thereof.